EXHIBIT 99.1

Adept Technology Reports Third Quarter Fiscal Year 2011 Results

PLEASANTON, Calif., April 27, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2011 third quarter ended March 26, 2011.

Third Quarter 2011 Results

Revenues for the third quarter of fiscal 2011 were $12.8 million, which compares to $14.3 million for the third quarter of fiscal 2010 and $13.3 million for the previous quarter of fiscal 2011. The decline in revenues is due to the downturn in the historically cyclical disk drive industry which helped drive growth during fiscal 2010. Revenues from Adept's core markets, including packaging, automotive, industrial, electronics and solar, as well as sales from MobileRobots partially offset the decline, and taken together, more accurately reflect the Company's ongoing performance in its core markets. Adept reported a GAAP net loss of $3.3 million, or $0.37 per share in the third quarter of fiscal 2011, which compares to net income of $596,000, or $0.07 per diluted share in the third quarter of fiscal 2010, and a net loss of $1.7 million, or $0.20 per share in the previous quarter.

Gross margin was 45% of revenue in the third quarter of fiscal 2011, compared to 43% of revenue in the third quarter of fiscal 2010 and 39% in the previous quarter. The increase in gross margin was due to favorable product mix as well as improvements in inventory management.

Operating expenses in the third quarter of fiscal 2011 were $8.6 million, compared to $5.7 million for the same period last year and $7.0 million in the previous quarter. The increase in operating expenses was driven almost entirely by costs associated with our recent acquisitions of MobileRobots and InMoTx including $498,000 in transaction fees; restructuring charges of $595,000 as we streamline operations to eliminate redundancies; and an expected increase in SG&A associated with the respective acquisitions. The aforementioned restructuring charges includes $498,000 in accelerated stock compensation expense. Operating loss for the third quarter of fiscal 2011 was $2.9 million, which compares to operating income of $374,000 for the third quarter of fiscal 2010 and an operating loss of $1.8 million in the previous quarter.

Adept's adjusted EBITDA loss was $1.5 million in the third quarter of fiscal 2011, compared with adjusted EBITDA of $1.1 million in the third quarter of fiscal 2010 and adjusted EBITDA loss of $190,000 in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents balance at March 26, 2011 was $7.4 million, compared to $6.7 million as of December 25, 2010.

"We continued to see the return of demand from our core European markets with solid orders from our automotive, industrial and consumer electronics customers, and experienced an uplift in sales to the solar market," said John Dulchinos, president and chief executive officer of Adept. "We experienced customer program delays in some areas, however our pipeline is strong across multiple markets and our outlook is positive for both revenue growth and cash flow generation. We are making substantial progress in the integration of our recent acquisitions, InMoTx and MobileRobots, which create unique value propositions for a wider and more diversified customer base for Adept. As we move forward, we intend to leverage what we believe is the strongest position in the worldwide packaging industry to emerge as the leader in the high-volume natural products handling market."

Recent Highlights:

  Received order from a large solar equipment manufacturer for deployment in China. This order is expected to be fulfilled by the end of calendar year 2011.
  Received first orders for Adept's new Octomation packaging solution from leading northern European seafood and tomato producers.
  Undertook organizational improvement including office consolidation to reduce redundancies, reorganization within the sales infrastructures and general streamlining of the America's business operations.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, April 27, 2011 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2011 third quarter. The call may also include statements regarding the Company's anticipated operations during the remainder of fiscal 2011. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release. The call can be accessed by dialing 877-941-6012. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call. Replay listeners should call (800) 406-7325 and enter the passcode 4434292#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it was used as a basis for an incentive compensation program for our management team in fiscal 2010.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow impact in our core markets and potential new markets and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx and manage our operating expenses. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in acquisition activities and other expense-related matters, such as impact of our restructuring actions; the ability to integrate MobileRobots and InMoTx and impact of the acquired companies on the Company's operations, the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2010, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

– FINANCIALS FOLLOW –

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 26, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,424	$8,618
Accounts receivable, less allowance for doubtful accounts of $381 at March 26, 2011 and $505 at June 30, 2010	10,383	12,694
Inventories	10,318	9,672
Other current assets	545	461
Total current assets	28,670	31,445

Property and equipment, net	1,473	1,695

Goodwill	1,954	148
Intangible assets	2,288	1,170
Other assets	563	534
Total assets	$34,948	$34,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,945	$9,364
Accrued payroll and related expenses	2,137	1,789
Accrued warranty	1,051	1,328
Other accrued liabilities	2,133	1,068
Total current liabilities	12,266	13,549

Long-term liabilities:
Deferred income tax, long-term	740	457
Line of credit	3,900	1,000
Other long-term liabilities	319	583
Total liabilities	17,225	15,589

Total stockholders' equity	17,723	19,403

Total liabilities and stockholders' equity	$34,948	$34,992

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010

Revenues	$12,760	$14,257	$40,703	$35,158
Cost of revenues	7,042	8,159	23,411	19,687
Gross margin	5,718	6,098	17,292	15,471
Operating expenses:
Research, development and engineering	2,119	1,319	5,536	4,007
Selling, general and administrative	5,780	4,405	16,268	12,907
Restructuring charges, including accelerated stock compensation expense	595	--	595	--
Amortization of other intangibles	97	--	213	--
Total operating expenses	8,591	5,724	22,612	16,914

Operating (loss) income	(2,873)	374	(5,320)	(1,443)

Interest (expense) income, net	(39)	2	(64)	3
Currency exchange (loss) gain	(343)	203	(643)	225

(Loss) income before income taxes	(3,255)	579	(6,027)	(1,215)
Provision for (benefit from) income taxes	14	(17)	51	27
Net (loss) income	($3,269)	$596	($6,078)	($1,242)

Basic net (loss) income per share	($0.37)	$0.07	($0.70)	($0.15)
Diluted net (loss) income per share	($0.37)	$0.07	($0.70)	($0.15)

Shares used in computing per share amounts
Basic	8,892	8,424	8,736	8,337
Diluted	8,892	8,442	8,736	8,337

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three Months ended March 26, 2011	Three Months ended December 25, 2010	Three Months ended March 27, 2010

Net (loss) income	$(3,269)	$(1,750)	$596
Interest (income), expense, net	39	13	(2)
Income taxes	14	(2)	(17)
Depreciation	265	261	342
Amortization of intangibles	97	58	--
Stock compensation expense	891	931	225
Merger and acquisition expenses	498	299	--
Adjusted EBITDA (loss)	$(1,465)	$(190)	$1,144
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com